PART I. FINANCIAL INFORMATION

Item 1. Financial Statements

TYSON FOODS, INC.

CONSOLIDATED CONDENSED STATEMENTS OF INCOME

(In millions, except per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	March 28, 2009	March 29, 2008	March 28, 2009	March 29, 2008

Sales	$6,307	$6,336	$12,828	$12,812
Cost of Sales	6,054	6,021	12,557	12,182
	253	315	271	630

Selling, General and Administrative	209	231	425	446
Other Charges	15	30	15	36
Operating Income (Loss)	29	54	(169)	148
Other (Income) Expense:
Interest income	(5)	(2)	(9)	(4)
Interest expense	74	55	137	108
Other, net	3	(4)	21	(23)
	72	49	149	81
Income (Loss) from Continuing Operations before
Income Taxes and Minority Interest	(43)	5	(318)	67
Income Tax Expense (Benefit)	47	2	(108)	23
Income (Loss) from Continuing Operations
before Minority Interest	(90)	3	(210)	44
Minority Interest	-	-	(2)	-
Income (Loss) from Continuing Operations	(90)	3	(208)	44
Loss from Discontinued Operation, net of tax	(14)	(8)	(8)	(15)
Net Income (Loss)	$(104)	$(5)	$(216)	$29

Weighted Average Shares Outstanding:
Class A Basic	303	280	303	280
Class B Basic	70	70	70	70
Diluted	373	355	373	355
Earnings (Loss) Per Share from Continuing Operations:
Class A Basic	$(0.25)	$0.01	$(0.57)	$0.13
Class B Basic	$(0.22)	$0.01	$(0.51)	$0.12
Diluted	$(0.24)	$0.01	$(0.56)	$0.13
Loss Per Share from Discontinued Operation:
Class A Basic	$(0.04)	$(0.03)	$(0.02)	$(0.05)
Class B Basic	$(0.04)	$(0.02)	$(0.02)	$(0.04)
Diluted	$(0.04)	$(0.03)	$(0.02)	$(0.05)
Net Earnings (Loss) Per Share:
Class A Basic	$(0.29)	$(0.02)	$(0.59)	$0.08
Class B Basic	$(0.26)	$(0.01)	$(0.53)	$0.08
Diluted	$(0.28)	$(0.02)	$(0.58)	$0.08
Cash Dividends Per Share:
Class A	$0.040	$0.040	$0.080	$0.080
Class B	$0.036	$0.036	$0.072	$0.072

See accompanying Notes to Consolidated Condensed Financial Statements.

TYSON FOODS, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS

(In millions, except share and per share data)

(Unaudited)

	March 28, 2009	September 27, 2008
Assets
Current Assets:
Cash and cash equivalents	$817	$250
Restricted cash	234	-
Accounts receivable, net	1,083	1,271
Inventories	2,064	2,538
Other current assets	162	143
Assets of discontinued operation held for sale	-	159
Total Current Assets	4,360	4,361
Restricted Cash	76	-
Net Property, Plant and Equipment	3,484	3,519
Goodwill	2,470	2,511
Intangible Assets	148	128
Other Assets	399	331
Total Assets	$10,937	$10,850

Liabilities and Shareholders’ Equity
Current Liabilities:
Current debt	$275	$8
Trade accounts payable	957	1,217
Other current liabilities	778	878
Total Current Liabilities	2,010	2,103
Long-Term Debt	3,477	2,888
Deferred Income Taxes	231	291
Other Liabilities	586	554
Shareholders’ Equity:
Common stock ($0.10 par value):
Class A-authorized 900 million shares, issued 322 million shares	32	32
Class B-authorized 900 million shares, issued 70 million shares	7	7
Capital in excess of par value	2,168	2,161
Retained earnings	2,760	3,006
Accumulated other comprehensive income (loss)	(104)	41
	4,863	5,247
Less treasury stock, at cost-
15 million shares at March 28, 2009, and September 27, 2008	230	233
Total Shareholders’ Equity	4,633	5,014
Total Liabilities and Shareholders’ Equity	$10,937	$10,850

See accompanying Notes to Consolidated Condensed Financial Statements.

TYSON FOODS, INC.

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	Six Months Ended
	March 28, 2009	March 29, 2008
Cash Flows From Operating Activities:
Net income (loss)	$(216)	$29
Depreciation and amortization	245	251
Deferred income taxes	(75)	(1)
Other, net	86	34
Net changes in working capital	367	(169)
Cash Provided by Operating Activities	407	144

Cash Flows From Investing Activities:
Additions to property, plant and equipment	(160)	(210)
Proceeds from sale of property, plant and equipment	7	19
Proceeds from sale of investments	9	21
Change in restricted cash to be used for investing activities	(76)	-
Proceeds from sale of marketable securities	25	63
Purchases of marketable securities	(13)	(83)
Proceeds from sale of discontinued operation	43	-
Acquisitions, net of cash acquired	(76)	-
Other, net	4	-
Cash Used for Investing Activities	(237)	(190)

Cash Flows From Financing Activities:
Net borrowings (payments) on revolving credit facilities	(2)	195
Payments on debt	(51)	(31)
Proceeds from borrowings of debt	851	3
Debt issuance costs	(58)	-
Change in restricted cash to be used for financing activities	(234)	-
Purchases of treasury shares	(4)	(16)
Dividends	(30)	(28)
Change in negative book cash balances	(90)	(73)
Stock options exercised and other, net	4	4
Cash Provided by Financing Activities	386	54

Effect of Exchange Rate Change on Cash	11	3

Increase in Cash and Cash Equivalents	567	11
Cash and Cash Equivalents at Beginning of Year	250	42
Cash and Cash Equivalents at End of Period	$817	$53

See accompanying Notes to Consolidated Condensed Financial Statements.

TYSON FOODS, INC.

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

(Unaudited)

NOTE 1:  ACCOUNTING POLICIES

BASIS OF PRESENTATION

The consolidated condensed financial statements have been prepared by Tyson Foods, Inc. (“the Company,” “we,” “us” or “our”). Certain information and accounting policies and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted pursuant to such rules and regulations. Although we believe the disclosures contained herein are adequate to make the information presented not misleading, these consolidated condensed financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in our annual report on Form 10-K for the fiscal year ended September 27, 2008. Preparation of consolidated condensed financial statements requires us to make estimates and assumptions. These estimates and assumptions affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated condensed financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

We believe the accompanying consolidated condensed financial statements contain all adjustments necessary to present fairly our financial position as of March 28, 2009, the results of operations for the three and six months ended March 28, 2009, and March 29, 2008, and cash flows for the six months ended March 28, 2009, and March 29, 2008. Results of operations and cash flows for the periods presented are not necessarily indicative of results to be expected for the full year.

CONSOLIDATION

The consolidated condensed financial statements include the accounts of all wholly-owned subsidiaries, as well as majority-owned subsidiaries for which we have a controlling interest. All significant intercompany accounts and transactions have been eliminated in consolidation.

We have an investment in a joint venture, Dynamic Fuels LLC (Dynamic Fuels), in which we have a 50 percent ownership interest. Dynamic Fuels qualifies as a variable interest entity under Financial Accounting Standards Board (FASB) Interpretation No. 46R “Consolidation of Variable Interest Entities, an interpretation of ARB No. 51” (FIN 46R). Effective June 30, 2008, we began consolidating Dynamic Fuels since we are the primary beneficiary as defined by FIN 46R.

RECENTLY ADOPTED ACCOUNTING PRONOUNCEMENTS

In September 2006, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (SFAS No. 157). SFAS No. 157 provides guidance for using fair value to measure assets and liabilities. This standard also requires expanded information about the extent to which companies measure assets and liabilities at fair value, the information used to measure fair value and the effect of fair value measurements on earnings. SFAS No. 157 applies whenever other standards require (or permit) assets or liabilities to be measured at fair value. At the beginning of the first quarter fiscal 2009, we partially adopted SFAS No. 157 as allowed by FASB Staff Position (FSP) 157-2, which delayed the effective date of SFAS No. 157 for nonfinancial assets and liabilities. FSP 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active,” which clarified the application of SFAS No. 157 in inactive markets, was issued in October 2008 and was effective with our adoption of SFAS No. 157. As of the beginning of the first quarter fiscal 2009, we have applied the provisions of SFAS No. 157 to our financial instruments and the impact was not material. Under FSP 157-2, we will be required to apply SFAS No. 157 to our nonfinancial assets and liabilities at the beginning of fiscal 2010. We are currently reviewing the applicability of SFAS No. 157 to our nonfinancial assets and liabilities, as well as the potential impact on our consolidated financial statements.

In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities, including an amendment of FASB Statement No. 115” (SFAS No. 159). This statement provides companies with an option to report selected financial assets and liabilities, firm commitments, and nonfinancial warranty and insurance contracts at fair value on a contract-by-contract basis, with changes in fair value recognized in earnings each reporting period. When adopted at the beginning of the first quarter fiscal 2009, we did not elect the fair value option under SFAS No. 159 and, therefore, there was no impact to our consolidated financial statements.

In April 2007, the FASB issued Staff Position No. FIN 39-1, “Amendment of FASB Interpretation No. 39” (FIN 39-1), which requires entities that offset the fair value amounts recognized for derivative receivables and payables to also offset the fair value amounts recognized for the right to reclaim cash collateral with the same counterparty under a master netting agreement. We applied the provisions of FIN 39-1 to our consolidated condensed financial statements beginning in the first quarter of fiscal 2009. We did not restate the prior periods as the impact was not material.

In March 2008, the FASB issued Statement of Financial Accounting Standards No. 161, “Disclosures about Derivative Instruments and Hedging Activities - an amendment of FASB Statement No. 133” (SFAS No. 161). SFAS No. 161 establishes enhanced disclosure requirements about: 1) how and why an entity uses derivative instruments; 2) how derivative instruments and related hedged items are accounted for under Statement 133 and its related interpretations; and 3) how derivative instruments and related hedged items affect an entity’s financial position, financial performance and cash flows. SFAS No. 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008; therefore, we adopted SFAS No. 161 in the second quarter of fiscal 2009. See Note 5: Derivative Financial Instruments for SFAS No. 161 required disclosures.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

In December 2007, the FASB issued Statement of Financial Accounting Standards No. 160, “Noncontrolling Interests in Consolidated Financial Statements” (SFAS No. 160). SFAS No. 160 amends Accounting Research Bulletin No. 51, “Consolidated Financial Statements” to establish accounting and reporting standards for a noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. This statement clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity and should be reported as equity in the consolidated financial statements, rather than in the liability or mezzanine section between liabilities and equity. SFAS No. 160 also requires consolidated net income be reported at amounts that include the amounts attributable to both the parent and the noncontrolling interest. The impact of SFAS No. 160 will not have a material impact on our current Consolidated Financial Statements. SFAS No. 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008; therefore, we expect to adopt SFAS No. 160 at the beginning of fiscal 2010.

In December 2007, the FASB issued Statement of Financial Accounting Standards No. 141R, “Business Combinations” and in April 2009 issued FASB Staff Position SFAS 141(R)-1, “Accounting for Assets Acquired and Liabilities Assumed in a Business Combination That Arise from Contingencies” (collectively, SFAS No. 141R). SFAS No. 141R establishes principles and requirements for how an acquirer in a business combination: 1) recognizes and measures in its financial statements identifiable assets acquired, liabilities assumed, and any noncontrolling interest in the acquiree; 2) recognizes and measures goodwill acquired in a business combination or a gain from a bargain purchase; and 3) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of a business combination. SFAS No. 141R is effective for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008; therefore, we expect to adopt SFAS No. 141R for any business combinations entered into beginning in fiscal 2010.

In May 2008, the FASB issued Staff Position No. APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)” (FSP APB 14-1). FSP APB 14-1 specifies that issuers of convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement) should separately account for the liability and equity components in a manner that will reflect the entity’s nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods. The amount allocated to the equity component represents a discount to the debt, which is amortized into interest expense using the effective interest method over the life of the debt. FSP APB 14-1 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Early adoption is not permitted. Therefore, we expect to adopt the provisions of FSP APB 14-1 beginning in the first quarter of fiscal 2010. The provisions of FSP APB 14-1 are required to be applied retrospectively to all periods presented. Upon retrospective adoption, we anticipate our effective interest rate on our 3.25% Convertible Senior Notes due 2013 will range from 8.0% to 8.50%, which would result in the recognition of an approximate $90 million to $100 million discount to these notes with the offsetting after tax amount recorded to capital in excess of par value. This discount will be accreted until the maturity date at the effective interest rate, which will not materially impact fiscal 2008 interest expense, but will result in an estimated $15 million to $20 million increase to our fiscal 2009 interest expense.

In December 2008, the FASB issued FSP SFAS 132(R)-1, “Employers’ Disclosures about Postretirement Benefit Plan Assets (FSP SFAS 132(R)-1). FSP SFAS 132(R)-1 amends SFAS No. 132(R), “Employer’s Disclosures about Pensions and Other Postretirement Benefits,” to require additional disclosures about assets held in an employer’s defined benefit pension or other postretirement plan. FSP SFAS 132(R)-1 is effective for fiscal years ending after December 15, 2009, with early adoption permitted. We will adopt the disclosure requirements of FSP SFAS 132(R)-1 beginning with our fiscal 2010 annual report.

In April 2009, the FASB issued FSP SFAS 115-2, SFAS 124-2 and EITF 99-20-2, “Recognition and Presentation of Other-Than-Temporary Impairments” (FSP SFAS 115-2). FSP SFAS 115-2 provides new guidance on the recognition and presentation of an other-than-temporary impairment for debt securities classified as available-for-sale and held-to-maturity and provides some new disclosure requirements for both debt and equity securities. FSP SFAS 115-2 is effective for interim and annual periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. We will adopt FSP SFAS 115-2 in the third quarter of fiscal 2009. We do not expect the adoption will have a significant impact on our consolidated financial statements.

In April 2009, the FASB issued FSP SFAS 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability has Significantly Decreased and Identifying Transactions that are Not Orderly” (FSP SFAS 157-4). FSP SFAS 157-4 provides additional guidance for estimating the fair value of assets and liabilities within the scope of SFAS No. 157 in markets that have experienced a significant reduction in volume and activity in relation to normal activity. FSP SFAS 157-4 is effective for interim and annual periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. We will adopt FSP SFAS 157-4 in the third quarter of fiscal 2009. We do not expect the adoption will have a significant impact on our consolidated financial statements.

In April 2009, the FASB issued FSP SFAS 107-1 and APB 28-1, “Interim Disclosures About Fair Value of Financial Instruments” (FSP SFAS 107-1). FSP SFAS 107-1 amends SFAS No. 107, “Disclosures about Fair Values of Financial Instruments” and Accounting Principles Board Opinion No. 28, “Interim Financial Reporting,” to require disclosures about fair value of financial instruments in interim financial statements. FSP SFAS 107-1 is effective for interim periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. We will adopt the disclosure requirements of FSP SFAS 107-1 in the third quarter of fiscal 2009.

NOTE 2: ACQUISITIONS

In October 2008, we acquired three vertically integrated poultry companies in southern Brazil, which included Macedo Agroindustrial, Avicola Itaiopolis and Frangobras. The aggregate purchase price was $67 million, which includes $17 million of mandatory deferred payments to be made through 2011. In addition, we have $11 million of contingent purchase price based on production volumes payable through fiscal 2010. The preliminary purchase price includes $24 million allocated to Goodwill and $8 million allocated to Intangible Assets. We expect these companies will have sales of approximately $85-$90 million in fiscal 2009.

NOTE 3: DISCONTINUED OPERATION

In June 2008, we executed a letter of intent with XL Foods Inc. (XL Foods) to sell the beef processing, cattle feed yard and fertilizer assets of three of our Alberta, Canada subsidiaries (collectively, Lakeside), which were part of our Beef segment. In March 2009, we completed the sale and sold these assets and related inventories for total consideration of $145 million. This included (a) cash received at closing of $43 million, (b) $78 million of collateralized notes receivable from either XL Foods or an affiliated entity to be collected throughout the next two years and (c) $24 million of XL Foods Preferred Stock to be redeemed over the next five years. In addition to consideration received from XL Foods, we also have approximately $12 million of net cash inflows expected from clearing receivable and payable balances.

We recorded a pretax loss on sale of Lakeside of $10 million, which included goodwill of $59 million, as well as currency translation adjustment gains of $37 million.

The following is a summary of Lakeside’s operating results (in millions):

	Three Months Ended		Six Months Ended
	March 28, 2009	March 29, 2008	March 28, 2009	March 29, 2008
Sales	$210	$276	$461	$566

Pretax income (loss) from discontinued operation	$1	$(13)	$11	$(23)
Loss on sale of discontinued operation	(10)	-	(10)	-
Income tax expense (benefit)	5	(5)	9	(8)
Loss from discontinued operation	$(14)	$(8)	$(8)	$(15)

1.	Operating results for the three and six months ended March 28, 2009, included all activity for the periods up to the date of sale, which occurred on March 13, 2009.

The carrying amounts of Lakeside’s assets held for sale included the following (in millions):

September 27, 2008
Assets of discontinued operation held for sale:
Inventories	$82
Net property, plant and equipment	77
Total assets of discontinued operation held for sale	$159

NOTE 4: DISPOSITIONS AND OTHER CHARGES

On March 27, 2009, we announced the decision to close our Ponca City, Oklahoma, processed meats plant. The plant is expected to cease operation sometime in our fourth fiscal quarter of 2009. The closing will result in the elimination of approximately 600 jobs. During the second quarter of fiscal 2009, we recorded charges of $15 million, which included $14 million for estimated impairment charges and $1 million of employee termination benefits. The charges are reflected in the Prepared Foods segment’s Operating Income and included in the Consolidated Condensed Statements of Income in Other Charges. No material adjustments to the accrual are anticipated.

On February 29, 2008, we announced discontinuation of an existing product line and closing of one of our three poultry plants in Wilkesboro, North Carolina. The Wilkesboro cooked products plant ceased operations in April 2008. The closure resulted in elimination of approximately 400 jobs. In the second quarter of fiscal 2008, we recorded charges of $13 million for estimated impairment charges. This amount is reflected in the Chicken segment’s Operating Income (Loss) and included in the Consolidated Condensed Statements of Income in Other Charges.

On January 25, 2008, we announced the decision to restructure operations at our Emporia, Kansas, beef plant. Beef slaughter operations ceased during the second quarter of fiscal 2008. However, the facility is still used to process certain commodity, specialty cuts and ground beef, as well as a cold storage and distribution warehouse. This restructuring resulted in elimination of approximately 1,700 jobs at the Emporia plant. In the second quarter of fiscal 2008, we recorded charges of $10 million for estimated impairment charges and $7 million of other closing costs, consisting of $6 million for employee termination benefits and $1 million in other plant-closing related liabilities. These amounts were reflected in the Beef segment’s Operating Income (Loss) and included in the Consolidated Condensed Statements of Income in Other Charges. We have fully paid employee termination benefits and other plant-closing related liabilities.

In the first quarter of fiscal 2008, we recorded an $18 million non-operating gain as the result of a private equity firm’s purchase of a technology company in which we held a minority interest. This gain was recorded in Other Income in the Consolidated Condensed Statements of Income.

In the first quarter of fiscal 2008, management approved plans for implementation of certain recommendations resulting from the previously announced FAST initiative, which was focused on process improvement and efficiency creation. As a result, in the first quarter of fiscal 2008, we recorded charges of $6 million related to employee termination benefits resulting from termination of approximately 200 employees. Of these charges, $2 million, $2 million, $1 million and $1 million, respectively, were recorded in the Chicken, Beef, Pork and Prepared Foods segments’ Operating Income (Loss) and included in the Consolidated Condensed Statements of Income in Other Charges. We have fully paid the related employee termination benefits.

NOTE 5: DERIVATIVE FINANCIAL INSTRUMENTS

Our business operations give rise to certain market risk exposures mostly due to changes in commodity prices, foreign currency exchange rates and interest rates. We manage a portion of these risks through the use of derivative financial instruments, primarily futures and options, to reduce our exposure to commodity price risk, foreign currency risk and interest rate risk. Forward contracts on various commodities, including grains, livestock and energy, are primarily entered into to manage the price risk associated with forecasted purchases of these inputs used in our production processes. Foreign exchange forward contracts are entered into to manage the fluctuations in foreign currency exchange rates, primarily as a result of certain receivable and payable balances. We also periodically utilize interest rate swaps to manage interest rate risk associated with our variable-rate borrowings.

Our risk management programs are reviewed by our Board of Directors’ Audit Committee. These programs are monitored by senior management and may be revised as market conditions dictate. Our current risk management programs utilize industry-standard models that take into account the implicit cost of hedging. Risks associated with our market risks and those created by derivative instruments and the mark-to-market valuations are strictly monitored at all times, using value-at-risk and stress tests. Credit risks associated with our derivative contracts are not significant as we minimize counterparty concentrations, utilize margin accounts or letter of credits, and primarily deal with counterparties with solid credit. Additionally, our derivative contracts are mostly short-term in duration and we do not make use of credit-risk-related contingent features. No significant concentrations of credit risk existed at March 28, 2009.

Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended (SFAS No. 133(R)), requires companies recognize all derivative instruments as either assets or liabilities at fair value in the Consolidated Condensed Balance Sheets. The accounting for changes in the fair value (i.e., gains or losses) of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship and the type of hedging relationship. For those derivative instruments that are designated and qualify as hedging instruments, we designate the hedging instrument based upon the exposure being hedged (i.e., fair value hedge, cash flow hedge, or hedge of a net investment in a foreign operation). We qualify, or designate, a derivative financial instrument as a hedge when contract terms closely mirror those of the hedged item, providing a high degree of risk reduction and correlation. If a derivative instrument is accounted for as a hedge, as defined by SFAS No. 133(R), depending on the nature of the hedge, changes in the fair value of the instrument either will be offset against the change in fair value of the hedged assets, liabilities or firm commitments through earnings, or be recognized in other comprehensive income (loss) until the hedged item is recognized in earnings. The ineffective portion of an instrument’s change in fair value is recognized immediately. We designate certain forward contracts as follows:

●	Cash Flow Hedges – include certain commodity forward contracts of forecasted purchases (i.e., grains) and certain foreign exchange forward contracts.
●	Fair Value Hedges – include certain commodity forward contracts of forecasted purchases (i.e., livestock).
●	Net Investment Hedges – include certain foreign currency forward contracts of permanently invested capital in certain foreign subsidiaries.

Cash flow hedges

Derivative instruments, such as futures and options, are designated as hedges against changes in the amount of future cash flows related to procurement of certain commodities utilized in our production processes. We do not purchase forward commodity contracts in excess of our physical consumption requirements and generally do not hedge forecasted transactions beyond 12 months. The objective of these hedges is to reduce the variability of cash flows associated with the forecasted purchase of those commodities. For the derivative instruments we designate and qualify as a cash flow hedge, the effective portion of the gain or loss on the derivative is reported as a component of other comprehensive income and reclassified into earnings in the same period or periods during which the hedged transaction affects earnings. Gains and losses on the derivative representing either hedge ineffectiveness or hedge components excluded from the assessment of effectiveness are recognized in earnings in the current period. Ineffectiveness related to our cash flow hedges was not significant for the three and six months ended March 28, 2009, and March 29, 2008.

As of March 28, 2009, we had the following aggregated notionals of outstanding forward contracts accounted for as cash flow hedges:

Notional Volume
Commodity:
Corn	8 million bushels
Soy meal	32,800 tons

The net amount of pretax losses in accumulated other comprehensive income (loss) as of March 28, 2009, expected to be reclassified into earnings within the next 12 months was $26 million. During the three and six months ended March 28, 2009, we did not reclassify any pretax gains/losses into earnings as a result of the discontinuance of cash flow hedges due to the probability the original forecasted transaction would not occur by the end of the originally specified time period or within the additional period of time allowed by SFAS No. 133(R).

The following table sets forth the pretax impact of cash flow hedge derivative instruments on the Consolidated Condensed Statements of Income for the three and six months ended March 28, 2009 (in millions):

	Gain/(Loss)		Consolidated Condensed	Gain/(Loss)
	Recognized in OCI		Statements of Income	Reclassified from
	on Derivatives		Classification	AOCI to Earnings
	March 28, 2009			March 28, 2009
	3 Months	6 Months		3 Months	6 Months
Cash Flow Hedge - Derivatives designated
as hedging instruments under SFAS 133:
Commodity contracts	$(22)	$(61)	Cost of Sales	$(29)	$(44)
Foreign exchange contracts	(1)	9	Other Income/Expense	-	7
Total	$(23)	$(52)		$(29)	$(37)

1.	OCI – Other Comprehensive Income; AOCI – Accumulated Other Comprehensive Income

Fair value hedges

We designate certain futures contracts as fair value hedges of firm commitments to purchase livestock for slaughter. Our objective of these hedges is to minimize the risk of changes in fair value created by fluctuations in commodity prices associated with fixed price livestock firm commitments. As of March 28, 2009, we had the following aggregated notionals of outstanding forward contracts entered into to hedge forecasted commodity purchases which are accounted for as a fair value hedge:

Notional Volume
Commodity:
Live Cattle	146 million pounds
Lean Hogs	90 million pounds

For these derivative instruments that we designate and qualify as a fair value hedge, the gain or loss on the derivative, as well as the offsetting gain or loss on the hedged item attributable to the hedged risk, are recognized in earnings in the current period. We include the gain or loss on the hedged items (i.e., livestock purchase firm commitments) in the same line item, cost of sales, as the offsetting gain or loss on the related livestock forward position.

			in millions
	Consolidated Condensed
	Statements of Income	March 28, 2009
	Classification	3 months	6 months
Gain/(loss) on forwards	Cost of Sales	$47	$115
Gain/(loss) on purchase contract	Cost of Sales	(47)	(115)

Ineffectiveness related to our fair value hedges was not significant for the three and six months ended March 28, 2009, and March 29, 2008.

Foreign net investment hedges

We utilize forward foreign exchange contracts to protect the value of our net investments in certain foreign subsidiaries. For derivative instruments that are designated and qualify as a hedge of a net investment in a foreign currency, the gain or loss is reported in other comprehensive income as part of the cumulative translation adjustment to the extent it is effective, with the related amounts due to or from counterparties included in other liabilities or other assets. We utilize the forward-rate method of assessing hedge effectiveness. Any ineffective portions of net investment hedges are recognized in the Consolidated Condensed Statements of Income during the period of change. Ineffectiveness related to our foreign net investment hedges was not significant for the three and six months ended March 28, 2009, and March 29, 2008. As of March 28, 2009, we had approximately $96 million aggregate outstanding notionals related to our forward foreign currency contracts accounted for as foreign net investment hedges.

The following table sets forth the pretax impact of these derivative instruments on the Consolidated Condensed Statements of Income for the three and six months ended March 28, 2009 (in millions):

	Gain/(Loss)		Consolidated Condensed	Gain/(Loss)
	Recognized in OCI		Statements of Income	Reclassified from
	on Derivatives		Classification	AOCI to Earnings
	March 28, 2009			March 28, 2009
	3 Months	6 Months		3 Months	6 Months
Net Investment Hedge - Derivatives
designated as hedging instruments
under SFAS 133:
Foreign exchange contracts	$(5)	$(1)	Other Income/Expense	$-	$-

1.	Amounts reclassified from AOCI relate to the sale of our Lakeside discontinued operation; amounts related to hedge ineffectiveness were not significant.

Undesignated positions

In addition to our designated positions, we also hold forward and option contracts for which we do not apply hedge accounting. These include certain derivative instruments related to commodities price risk, including grains, livestock and energy, foreign currency risk and interest rate risk. We mark these positions to fair value through earnings at each reporting date. We generally do not enter into undesignated positions beyond 18 months. Our undesignated positions primarily include grains, energy, livestock and foreign currency forwards and options.

The objective of our undesignated grains, energy and livestock commodity positions is to reduce the variability of cash flows associated with the forecasted purchase of certain grains, energy and livestock inputs to our production processes. We also enter into certain forward sales of boxed beef and boxed pork and forward purchases of cattle and hogs at fixed prices. The fixed price sales contracts lock in the proceeds from a sale in the future and the fixed cattle and hog purchases lock in the cost. However, the cost of the livestock and the related boxed beef and boxed pork market prices at the time of the sale or purchase could vary from this fixed price. As we enter into fixed forward sales of boxed beef and boxed pork and forward purchases of cattle and hogs, we also enter into the appropriate number of livestock futures positions to mitigate a portion of this risk. Changes in market value of the open livestock futures positions are marked to market and reported in earnings at each reporting date, even though the economic impact of our fixed prices being above or below the market price is only realized at the time of sale or purchase. These positions generally do not qualify for hedge treatment due to location basis differences between the commodity exchanges and the actual locations when we purchase the commodities.

We have a foreign currency cash flow hedging program to hedge portions of forecasted transactions denominated in foreign currencies, primarily with forward contracts, to protect against the reduction in value of forecasted foreign currency cash flows. Our undesignated foreign currency positions generally would qualify for cash flow hedge accounting. However, to reduce earnings volatility, we normally will not elect hedge accounting treatment when the position provides an offset to the underlying related transaction.

The objective of our undesignated interest rate swap is to manage interest rate risk exposure on a floating-rate bond. Our interest rate swap agreement effectively modifies our exposure to interest rate risk by converting a portion of the floating-rate bond to a fixed rate basis for the next five years, thus reducing the impact of the interest-rate changes on future interest expense. This interest rate swap does not qualify for hedge treatment due to differences in the underlying bond and swap contract interest-rate indices.

As of March 28, 2009, we had the following aggregate outstanding notionals related to our undesignated positions:

Notional Volume
Commodity:
Corn	28 million bushels
Soy meal	347,300 tons
Live Cattle	213 million pounds
Lean Hogs	1 million pounds
Natural Gas	2,870 billion British Thermal Units
Foreign Currency	$98 million United States dollars
Interest Rate	$68 million average monthly notional debt

Included in our undesignated positions are certain commodity grain positions (which do not qualify for hedge treatment) we enter into to manage the risk of costs associated with forward sales to certain customers for which sales prices are determined under cost-plus arrangements. These unrealized positions totaled losses of $58 million and $24 million at March 28, 2009, and September 27, 2008, respectively. When these positions are liquidated, we expect any realized gains or losses will be reflected in the prices of the poultry products sold. Since these derivative positions do not qualify for hedge treatment, they initially create volatility in our earnings associated with mark-to-market changes. However, once the positions are liquidated and included in the sales price to the customer, there is ultimately no earnings impact as any previous mark-to-market gains or losses are included in the prices of the poultry products.

The following table sets forth the pretax impact of these derivative instruments on the Consolidated Condensed Statements of Income for the three and six months ended March 28, 2009 (in millions):

	Consolidated Condensed	Gain/(Loss)
	Statements of Income	Recognized
	Classification	in Earnings
		March 28, 2009
		3 Months	6 Months
Derivatives not designated as hedging
instruments under SFAS 133:
Commodity contracts	Sales	$(7)	$(22)
Commodity contracts	Cost of Sales	(27)	(174)
Foreign exchange contracts	Other Income/Expense	6	9
Interest rate contracts	Interest Expense	-	3
Total		$(28)	$(184)

The following table sets forth the fair value of all derivative instruments outstanding in the Consolidated Condensed Balance Sheet as of March 28, 2009 (in millions):

	March 28, 2009
	Balance Sheet	Fair
	Classification	Value
Derivative Assets:
Derivatives designated as hedging
instruments under SFAS 133:
Commodity contracts	Other current assets	$17
Total derivative assets - designated		17

Derivatives not designated as hedging
instruments under SFAS 133:
Commodity contracts	Other current assets	12
Foreign exchange contracts	Other current assets	2
Total derivative assets – not designated		14

Total derivative assets		$31

Derivative Liabilities:
Derivatives designated as hedging
instruments under SFAS 133:
Commodity contracts	Other current liabilities	$6
Foreign exchange contracts	Other current liabilities	6
Total derivative liabilities – designated		12

Derivatives not designated as hedging
instruments under SFAS 133:
Commodity contracts	Other current liabilities	81
Foreign exchange contracts	Other current liabilities	1
Interest rate contracts	Other current liabilities	3
Total derivative liabilities – not designated		85

Total derivative liabilities		$97

1.

Our derivative assets and liabilities are presented in our Consolidated Condensed Balance Sheets on a net basis. We net derivative assets and liabilities, including cash collateral in accordance with FIN 39-1, when a legally enforceable master netting arrangement exists between the counterparty to a derivative contract and us. See Note 11: Fair Value Measurements for a reconciliation to amounts reported in the Consolidated Condensed Balance Sheet.

NOTE 6:  INVENTORIES

Processed products, livestock and supplies and other inventories are valued at the lower of cost or market. Cost includes purchased raw materials, live purchase costs, growout costs (primarily feed, contract grower pay and catch and haul costs), labor and manufacturing and production overhead related to the purchase and production of inventories. Total inventory consists of the following (in millions):

	March 28, 2009	September 27, 2008
Processed products:
Weighted-average method - chicken and prepared foods	$697	$920
First-in, first-out method - beef and pork	399	571
Livestock - first-in, first-out method	617	701
Supplies and other - weighted-average method	351	346
Total inventory	$2,064	$2,538

NOTE 7:  PROPERTY, PLANT AND EQUIPMENT

The major categories of property, plant and equipment and accumulated depreciation, at cost, are as follows (in millions):

	March 28, 2009	September 27, 2008
Land	$95	$89
Buildings and leasehold improvements	2,472	2,440
Machinery and equipment	4,566	4,382
Land improvements and other	215	210
Buildings and equipment under construction	286	352
	7,634	7,473
Less accumulated depreciation	4,150	3,954
Net property, plant and equipment	$3,484	$3,519

NOTE 8:  OTHER CURRENT LIABILITIES

Other current liabilities are as follows (in millions):

	March 28, 2009	September 27, 2008
Accrued salaries, wages and benefits	$225	$259
Self-insurance reserves	227	236
Other	326	383
Total other current liabilities	$778	$878

NOTE 9: COMMITMENTS

We guarantee debt of outside third parties, which involve a lease and grower loans, all of which are substantially collateralized by the underlying assets. Terms of the underlying debt cover periods up to nine years, and the maximum potential amount of future payments as of March 28, 2009, was $57 million. We also maintain operating leases for various types of equipment, some of which contain residual value guarantees for the market value of the underlying leased assets at the end of the term of the lease. The terms of the lease maturities cover periods up to seven years. The maximum potential amount of the residual value guarantees is $57 million, of which $23 million would be recoverable through various recourse provisions and an undeterminable recoverable amount based on the fair market value of the underlying leased assets. The likelihood of material payments under these guarantees is not considered probable. At March 28, 2009, and September 27, 2008, no material liabilities for guarantees were recorded.

NOTE 10:  LONG-TERM DEBT

The major components of long-term debt are as follows (in millions):

	March 28, 2009	September 27, 2008

Revolving credit facility – expires March 2012	$-
Revolving credit facility – terminated March 2009		$-
Accounts receivable securitization facility – terminated March 2009		-
Senior notes:
7.95% Notes due February 2010 (2010 Notes)	234	234
8.25% Notes due October 2011 (2011 Notes)	961	998
3.25% Convertible senior notes due October 2013 (2013 Notes)	458	458
10.50% Senior notes due March 2014 (2014 Notes)	752	-
7.85% Senior notes due April 2016 (2016 Notes)	960	960
7.00% Notes due May 2018	172	172
7.125% Senior notes due February 2026	9	9
7.00% Notes due January 2028	27	27
GO Zone tax-exempt bonds due October 2033 (0.35% at 3/28/09)	100	-
Other	79	38
Total debt	3,752	2,896
Less current debt	275	8
Total long-term debt	$3,477	$2,888

Revolving Credit Facility

We entered into a new revolving credit facility in March 2009 totaling $1.0 billion that supports short-term funding needs and letters of credit, which replaced the revolving credit facility scheduled to expire in September 2010. Loans made under this facility will mature and the commitments thereunder will terminate in March 2012. However, if our 2011 Notes are not refinanced, purchased or defeased prior to July 3, 2011, the outstanding loans under this facility will mature on and commitments thereunder will terminate on July 3, 2011. We incurred approximately $30 million in transaction fees which will be amortized over the three-year life of this facility.

Availability under this facility, up to $1.0 billion, will be based on a percentage of certain eligible receivables and eligible inventory and will be reduced by certain reserves. After reducing the amount available by outstanding letters of credit, the amount available for borrowing under this facility at March 28, 2009, was $621 million. At March 28, 2009, we had outstanding letters of credit totaling approximately $379 million, none of which were drawn upon, issued primarily in support of workers’ compensation insurance programs, derivative activities and Dynamic Fuels’ GO Zone tax-exempt bonds.

This facility is fully and unconditionally guaranteed on a senior secured basis by substantially all of our domestic subsidiaries. The guarantors’ cash, accounts receivable, inventory and proceeds received related to these items secure our obligations under this facility. These assets totaled $3.4 billion at March 28, 2009.

Accounts Receivable Securitization Facility

With the entry into the new revolving credit facility and issuance of the 2014 Notes in March 2009, we repaid all outstanding borrowings under and terminated this facility.

2013 Notes

In September 2008, we issued $458 million principal amount 3.25% convertible senior unsecured notes due October 15, 2013, with interest paid semi-annually in arrears on April 15 and October 15. The conversion rate initially is 59.1935 shares of Class A stock per $1,000 principal amount of notes, which is equivalent to an initial conversion price of $16.89 per share of Class A stock. The 2013 Notes may be converted before the close of business on July 12, 2013, only under the following circumstances:

●

during any fiscal quarter after December 27, 2008, if the last reported sale price of our Class A stock for at least 20 trading days during a period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter is at least 130% of the applicable conversion price on each applicable trading day (which would currently require our shares to trade at or above $21.96); or

●

during the five business days after any 10 consecutive trading days (measurement period) in which the trading price per $1,000 principal amount of notes for each trading day of the measurement period was less than 98% of the product of the last reported sale price of our Class A stock and the applicable conversion rate on each such day; or

●	upon the occurrence of specified corporate events as defined in the supplemental indenture.

On and after July 15, 2013, until the close of business on the second scheduled trading day immediately preceding the maturity date, holders may convert their notes at any time, regardless of the foregoing circumstances. Upon conversion, we will deliver cash up to the aggregate principal amount of the 2013 Notes to be converted and shares of our Class A stock in respect of the remainder, if any, of our conversion obligation in excess of the aggregate principal amount of the 2013 Notes being converted. As of March 28, 2009, none of the conditions permitting conversion of the 2013 Notes had been satisfied.

The 2013 Notes were accounted for as a combined instrument pursuant to EITF Issue 90-19, “Convertible Bonds with Issuer Option to Settle for Cash upon Conversion.” Accordingly, we accounted for the entire agreement as one debt instrument because the conversion feature does not meet the requirements to be accounted for separately as a derivative financial instrument.

In connection with the issuance of the 2013 Notes, we entered into separate convertible note hedge transactions with respect to our common stock to minimize the potential economic dilution upon conversion of the 2013 Notes. We also entered into separate warrant transactions. We recorded the purchase of the note hedge transactions as a reduction to capital in excess of par value, net of $36 million pertaining to the related deferred tax asset, and we recorded the proceeds of the warrant transactions as an increase to capital in excess of par value. Subsequent changes in fair value of these instruments are not recognized in the financial statements as long as the instruments continue to meet the criteria for equity classification.

We purchased call options in private transactions for $94 million that permit us to acquire up to approximately 27 million shares of our Class A stock at an initial strike price of $16.89 per share, subject to adjustment. The call options allow us to acquire a number of shares of our Class A stock initially equal to the number of shares of Class A stock issuable to the holders of the 2013 Notes upon conversion. These call options will terminate upon the maturity of the 2013 Notes.

We sold warrants in private transactions for total proceeds of $44 million. The warrants permit the purchasers to acquire up to approximately 27 million shares of our Class A stock at an initial exercise price of $22.31 per share, subject to adjustment. The warrants are exercisable on various dates from January 2014 through March 2014.

The maximum amount of shares that may be issued to satisfy the conversion of the 2013 Notes is limited to 35.9 million shares. However, the convertible note hedge and warrant transactions, in effect, increase the initial conversion price of the 2013 Notes from $16.89 per share to $22.31 per share, thus reducing the potential future economic dilution associated with conversion of the 2013 Notes. If our share price is below $22.31 upon conversion of the 2013 Notes, there is no economic net share impact. Upon conversion, a 10% increase in our share price above the $22.31 conversion price would result in the issuance of 2.5 million incremental shares. The 2013 Notes and the warrants could have a dilutive effect on our earnings per share to the extent the price of our Class A stock during a given measurement period exceeds the respective exercise prices of those instruments. The call options are excluded from the calculation of diluted earnings per share as their impact is anti-dilutive.

2014 Notes

In March 2009, we issued $810 million of senior unsecured notes, which will mature in March 2014. The 2014 Notes carry a 10.50% interest rate, with interest payments due semi-annually on March 1 and September 1. After the original issue discount of $59 million, based on an issue price of 92.756% of face value, we received net proceeds of $751 million. In addition, we incurred offering expenses of $18 million. We used the net proceeds towards the repayment of our borrowings under the accounts receivable securitization facility and for other general corporate purposes. We also placed $234 million of the net proceeds in a blocked cash collateral account which will be used for the payment, prepayment, repurchase or defeasance of the 2010 Notes. These proceeds are recorded in Restricted Cash-Short Term in the Consolidated Condensed Balance Sheets. The 2014 Notes are fully and unconditionally guaranteed by substantially all of our domestic subsidiaries.

The 2014 Notes were offered pursuant to Rule 144A of the Securities Act of 1933. Pursuant to a registration rights agreement with the initial purchasers, we agreed to file a registration statement with respect to a registered offer to exchange the 2014 Notes for an issue of registered notes with identical terms (2014 Exchange Notes). If we fail to complete the registered offering providing for the exchange of the 2014 Exchange Notes for all 2014 Notes by September 30, 2009, interest will accrue on the principal amount of the 2014 Notes at an additional annual rate of 0.25% with respect to each subsequent 90-day period, up to a maximum additional annual rate of 1.0% thereafter. We expect to complete the registration and exchange process prior to September 30, 2009, and accordingly have not recorded a liability for the registration payment arrangement.

2016 Notes

The 2016 Notes carried an interest rate at issuance of 6.60%, with an interest step up feature dependent on their credit rating. On November 13, 2008, Moody’s Investor Services, Inc. downgraded the credit rating from “Ba1” to “Ba3.” This downgrade increased the interest rate from 7.35% to 7.85%, effective beginning with the six-month interest payment due April 1, 2009.

GO Zone Tax-Exempt Bonds

In October 2008, Dynamic Fuels received $100 million in proceeds from the sale of Gulf Opportunity Zone tax-exempt bonds made available by the federal government to the regions affected by Hurricanes Katrina and Rita in 2005. These floating rate bonds are due October 1, 2033. In November 2008, we entered into an interest rate swap related to these bonds to mitigate our interest rate risk on a portion of the bonds for five years. We issued a letter of credit as a guarantee for the entire bond issuance. The proceeds from the bond issuance can only be used towards the construction of the Dynamic Fuels’ facility. Accordingly, the unused proceeds are recorded in Restricted Cash-Long Term in the Consolidated Condensed Balance Sheets. We expect the unused proceeds will be used fully during calendar 2009.

Debt Covenants

Our revolving credit facility contains affirmative and negative covenants that, among other things, may limit or restrict our ability to: create liens and encumbrances; incur debt; merge, dissolve, liquidate or consolidate; make acquisitions and investments; dispose of or transfer assets; pay dividends or make other payments in respect of our capital stock; amend material documents; change the nature of our business; make certain payments of debt; engage in certain transactions with affiliates; and enter into sale/leaseback or hedging transactions, in each case, subject to certain qualifications and exceptions. If availability under this facility is less than the greater of 15% of the commitments and $150 million, we will be required to maintain a minimum fixed charge coverage ratio.

Our 2014 Notes also contain affirmative and negative covenants that, among other things, may limit or restrict our ability to: incur additional debt and issue preferred stock; make certain investments and restricted payments; create liens; create restrictions on distributions from restricted subsidiaries; engage in specified sales of assets and subsidiary stock; enter into transactions with affiliates; enter new lines of business; engage in consolidation, mergers and acquisitions; and engage in certain sale/leaseback transactions.

Condensed Consolidating Financial Statements

Tyson Fresh Meats, Inc. (TFM), our wholly-owned subsidiary, has fully and unconditionally guaranteed the 2016 Notes. TFM and substantially all of our wholly-owned domestic subsidiaries, have fully and unconditionally guaranteed the 2014 Notes. The following financial information presents condensed consolidating financial statements, which include Tyson Foods, Inc. (TFI Parent); Tyson Fresh Meats, Inc. (TFM Parent); the other 2014 Notes' guarantor subsidiaries (Guarantors) on a combined basis; the elimination entries necessary to reflect TFM Parent and the Guarantors, which collectively represent the 2014 Notes' total guarantor subsidiaries (2014 Guarantors), on a combined basis; the 2014 Notes' non-guarantor subsidiaries (Non-Guarantors) on a combined basis; the elimination entries necessary to consolidate the TFI Parent, the 2014 Guarantors and the Non-Guarantors; and Tyson Foods, Inc. on a consolidated basis, and is provided as an alternative to providing separate financial statements for the guarantor(s). Certain prior period amounts have been recast to conform with current year presentation and to reflect the legal subsidiary ownership structure as of June 24, 2009.

Condensed Consolidating Statement of Income for the three months ended March 28, 2009							in millions

		2014 Guarantors
						Non-
	TFI	TFM	Guar-	Elimin-	Sub-	Guar-	Elimin-
	Parent	Parent	antors	ations	total	antors	ations	Total
Net Sales	$2	$3,319	$2,997	$(176)	$6,140	$171	$(6)	$6,307
Cost of Sales	5	3,226	2,850	(176)	5,900	155	(6)	6,054
	(3)	93	147	-	240	16	-	253
Operating Expenses:
Selling, general and administrative	31	49	113	-	162	16	-	209
Other charges	-	-	15	-	15	-	-	15
Operating Income (Loss)	(34)	44	19	-	63	-	-	29

Other (Income) Expense:
Interest expense, net	60	-	4	-	4	5	-	69
Other, net	(1)	(2)	1	-	(1)	5	-	3
Equity in net earnings of subsidiaries	(32)	11	32	(15)	28	(4)	8	-
	27	9	37	(15)	31	6	8	72

Income (Loss) from Continuing Operations before Income Taxes and Minority Interest	(61)	35	(18)	15	32	(6)	(8)	(43)
Income Tax Expense (Benefit)	49	7	(9)	-	(2)	-	-	47
Income (Loss) from Continuing
Operations before Minority Interest	(110)	28	(9)	15	34	(6)	(8)	(90)
Minority Interest	1	-	-	-	-	(1)	-	-
Income (Loss) from Continuing Operations	(111)	28	(9)	15	34	(5)	(8)	(90)
Income (Loss) from Discontinued Operation	7	-	-	-	-	(21)	-	(14)
Net Income (Loss)	$(104)	$28	$(9)	$15	$34	$(26)	$(8)	$(104)

Condensed Consolidating Statement of Income for the three months ended March 29, 2008							in millions

		2014 Guarantors
						Non-
	TFI	TFM	Guar-	Elimin-	Sub-	Guar-	Elimin-
	Parent	Parent	antors	ations	total	antors	ations	Total
Net Sales	$(9)	$3,633	$2,766	$(192)	$6,207	$135	$3	$6,336
Cost of Sales	54	3,511	2,556	(192)	5,875	89	3	6,021
	(63)	122	210	-	332	46	-	315
Operating Expenses:
Selling, general and administrative	29	51	139	-	190	12	-	231
Other charges	-	17	13	-	30	-	-	30
Operating Income (Loss)	(92)	54	58	-	112	34	-	54

Other (Income) Expense:
Interest expense, net	48	6	5	-	11	(6)	-	53
Other, net	1	-	(2)	-	(2)	(3)	-	(4)
Equity in net earnings of subsidiaries	(86)	(16)	-	12	(4)	(3)	93	-
	(37)	(10)	3	12	5	(12)	93	49

Income (Loss) from Continuing Operations before Income Taxes	(55)	64	55	(12)	107	46	(93)	5
Income Tax Expense (Benefit)	(50)	17	21	-	38	14	-	2
Income (Loss) from Continuing Operations	(5)	47	34	(12)	69	32	(93)	3
Loss from Discontinued Operation	-	-	-	-	-	(8)	-	(8)
Net Income (Loss)	$(5)	$47	$34	$(12)	$69	$24	$(93)	$(5)

Condensed Consolidating Statement of Income for the six months ended March 28, 2009							in millions

		2014 Guarantors
						Non-
	TFI	TFM	Guar-	Elimin-	Sub-	Guar-	Elimin-
	Parent	Parent	antors	ations	total	antors	ations	Total
Net Sales	$4	$6,933	$5,933	$(370)	$12,496	$341	$(13)	$12,828
Cost of Sales	282	6,745	5,600	(370)	11,975	313	(13)	12,557
	(278)	188	333	-	521	28	-	271
Operating Expenses:
Selling, general and administrative	60	102	230	-	332	33	-	425
Other charges	-	-	15	-	15	-	-	15
Operating Income (Loss)	(338)	86	88	-	174	(5)	-	(169)

Other (Income) Expense:
Interest expense, net	113	4	9	-	13	2	-	128
Other, net	-	(2)	-	-	(2)	23	-	21
Equity in net earnings of subsidiaries	(63)	17	57	(23)	51	(6)	18	-
	50	19	66	(23)	62	19	18	149

Income (Loss) from Continuing Operations before Income Taxes and Minority Interest	(388)	67	22	23	112	(24)	(18)	(318)
Income Tax Expense (Benefit)	(153)	28	27	-	55	(10)	-	(108)
Income (Loss) from Continuing
Operations before Minority Interest	(235)	39	(5)	23	57	(14)	(18)	(210)
Minority Interest	1	-	-	-	-	(3)	-	(2)
Income (Loss) from Continuing Operations	(236)	39	(5)	23	57	(11)	(18)	(208)
Income (Loss) from Discontinued Operation	20	8	-	-	8	(36)	-	(8)
Net Income (Loss)	$(216)	$47	$(5)	$23	$65	$(47)	$(18)	$(216)

Condensed Consolidating Statement of Income for the six months ended March 29, 2008							in millions

		2014 Guarantors
						Non-
	TFI	TFM	Guar-	Elimin-	Sub-	Guar-	Elimin-
	Parent	Parent	antors	ations	total	antors	ations	Total
Net Sales	$3	$7,430	$5,511	$(382)	$12,559	$265	$(15)	$12,812
Cost of Sales	49	7,262	5,067	(382)	11,947	201	(15)	12,182
	(46)	168	444	-	612	64	-	630
Operating Expenses:
Selling, general and administrative	54	96	270	-	366	26	-	446
Other charges	1	18	17	-	35	-	-	36
Operating Income (Loss)	(101)	54	157	-	211	38	-	148

Other (Income) Expense:
Interest expense, net	96	11	9	-	20	(12)	-	104
Other, net	(12)	(5)	(3)	-	(8)	(3)	-	(23)
Equity in net earnings of subsidiaries	(149)	(38)	5	28	(5)	(9)	163	-
	(65)	(32)	11	28	7	(24)	163	81

Income (Loss) from Continuing Operations before Income Taxes	(36)	86	146	(28)	204	62	(163)	67
Income Tax Expense (Benefit)	(65)	17	53	-	70	18	-	23
Income from Continuing Operations	29	69	93	(28)	134	44	(163)	44
Loss from Discontinued Operation	-	-	-	-	-	(15)	-	(15)
Net Income	$29	$69	$93	$(28)	$134	$29	$(163)	$29

Condensed Consolidating Balance Sheet as of March 28, 2009							in millions

		2014 Guarantors
						Non-
	TFI	TFM	Guar-	Elimin-		Guar-	Elimin-
	Parent	Parent	antors	ations	Subtotal	antors	ations	Total
Assets
Current Assets:
Cash and cash equivalents	$-	$1	$682	$-	$683	$134	$-	$817
Restricted cash	-	-	234	-	234	-	-	234
Accounts receivable, net	2	420	3,043	(191)	3,272	91	(2,282)	1,083
Inventories, net	1	580	1,354	-	1,934	129	-	2,064
Other current assets	134	67	20	(9)	78	65	(115)	162
Total Current Assets	137	1,068	5,333	(200)	6,201	419	(2,397)	4,360
Restricted Cash	-	-	-	-	-	76	-	76
Net Property, Plant and Equipment	41	922	2,319	-	3,241	202	-	3,484
Goodwill	-	1,443	972	-	2,415	55	-	2,470
Intangible Assets	-	44	64	-	108	40	-	148
Other Assets	202	63	106	-	169	277	(249)	399
Investment in Subsidiaries	10,228	1,695	518	(1,539)	674	288	(11,190)	-
Total Assets	$10,608	$5,235	$9,312	$(1,739)	$12,808	$1,357	$(13,836)	$10,937
Liabilities and Shareholders’ Equity
Current Liabilities:
Current debt	$4	$234	$-	$-	$234	$37	$-	$275
Trade accounts payable	33	374	509	-	883	41	-	957
Other current liabilities	2,430	294	319	(200)	413	332	(2,397)	778
Total Current Liabilities	2,467	902	828	(200)	1,530	410	(2,397)	2,010
Long-Term Debt	3,344	15	180	-	195	118	(180)	3,477
Deferred Income Taxes	-	100	177	-	277	23	(69)	231
Other Liabilities	164	163	212	-	375	47	-	586
Shareholders’ Equity	4,633	4,055	7,915	(1,539)	10,431	759	(11,190)	4,633
Total Liabilities and Shareholders’ Equity	$10,608	$5,235	$9,312	$(1,739)	$12,808	$1,357	$(13,836)	$10,937

Condensed Consolidating Balance Sheet as of September 27, 2008							in millions

		2014 Guarantors
						Non-
	TFI	TFM	Guar-	Elimin-		Guar-	Elimin-
	Parent	Parent	antors	ations	Subtotal	antors	ations	Total
Assets
Current Assets:
Cash and cash equivalents	$140	$-	$35	$-	$35	$75	$-	$250
Accounts receivable, net	1	122	3,614	-	3,736	113	(2,579)	1,271
Inventories, net	1	724	1,640	-	2,364	173	-	2,538
Other current assets	123	55	24	(12)	67	72	(119)	143
Assets of discontinued operation held for sale	-	-	-	-	-	159	-	159
Total Current Assets	265	901	5,313	(12)	6,202	592	(2,698)	4,361
Net Property, Plant and Equipment	43	960	2,371	-	3,331	145	-	3,519
Goodwill	-	1,502	965	-	2,467	44	-	2,511
Intangible Assets	-	47	64	-	111	17	-	128
Other Assets	132	91	55	-	146	284	(231)	331
Investment in Subsidiaries	10,293	1,789	654	(1,639)	804	282	(11,379)	-
Total Assets	$10,733	$5,290	$9,422	$(1,651)	$13,061	$1,364	$(14,308)	$10,850
Liabilities and Shareholders’ Equity
Current Liabilities:
Current debt	$8	$-	$-	$-	$-	$-	$-	$8
Trade accounts payable	108	486	559	-	1,045	64	-	1,217
Other current liabilities	2,804	201	282	(12)	471	301	(2,698)	878
Total Current Liabilities	2,920	687	841	(12)	1,516	365	(2,698)	2,103
Long-Term Debt	2,632	249	180	-	429	7	(180)	2,888
Deferred Income Taxes	-	129	190	-	319	23	(51)	291
Other Liabilities	167	137	190	-	327	60	-	554
Shareholders’ Equity	5,014	4,088	8,021	(1,639)	10,470	909	(11,379)	5,014
Total Liabilities and Shareholders’ Equity	$10,733	$5,290	$9,422	$(1,651)	$13,061	$1,364	$(14,308)	$10,850

Condensed Consolidating Statement of Cash Flows for the six months ended March 28, 2009							in millions

		2014 Guarantors
						Non-
	TFI	TFM	Guar-	Elimin-	Sub-	Guar-	Elimin-
	Parent	Parent	antors	ations	total	antors	ations	Total
Cash Provided by (Used for) Operating Activities	$(265)	$123	$595	$-	$718	$(21)	$(25)	$407
Cash Flows from Investing Activities:
Additions to property, plant and equipment	-	(31)	(100)	-	(131)	(29)	-	(160)
Proceeds from sale of investment	-	-	9	-	9	-	-	9
Change in restricted cash – investing activities	-	-	-	-	-	(76)	-	(76)
Proceeds from sale of marketable securities, net	-	-	-	-	-	12	-	12
Proceeds from sale of discontinued operation	-	-	-	-	-	43	-	43
Acquisitions, net of cash acquired	(5)	-	(13)	-	(13)	(58)	-	(76)
Other, net	2	4	3	-	7	2	-	11
Cash Used for Investing Activities	(3)	(27)	(101)	-	(128)	(106)	-	(237)
Cash Flows from Financing Activities:
Net change in debt	707	-	-	-	-	91	-	798
Debt issuance costs	(57)	-	-	-	-	(1)	-	(58)
Change in restricted cash - financing activities	-	-	(234)	-	(234)	-	-	(234)
Purchase of treasury shares	(4)	-	-	-	-	-	-	(4)
Dividends	(30)	-	-	-	-	(25)	25	(30)
Other, net	1	(6)	(74)	-	(80)	(7)	-	(86)
Net change in intercompany balances	(489)	(89)	461	-	372	117	-	-
Cash Provided by (Used for) Financing Activities	128	(95)	153	-	58	175	25	386
Effect of Exchange Rate Change on Cash	-	-	-	-	-	11	-	11
Increase (Decrease) in Cash and Cash Equivalents	(140)	1	647	-	648	59	-	567
Cash and Cash Equivalents at Beginning of Year	140	-	35	-	35	75	-	250
Cash and Cash Equivalents at End of Period	$-	$1	$682	$-	$683	$134	$-	$817

Condensed Consolidating Statement of Cash Flows for the six months ended March 29, 2008							in millions

		2014 Guarantors
						Non-
	TFI	TFM	Guar-	Elimin-	Sub-	Guar-	Elimin-
	Parent	Parent	antors	ations	total	antors	ations	Total
Cash Provided by (Used for) Operating Activities	$(64)	$(22)	$228	$-	$206	$17	$(15)	$144
Cash Flows from Investing Activities:
Additions to property, plant and equipment	(1)	(61)	(138)	-	(199)	(10)	-	(210)
Proceeds from sale of investment	14	7	-	-	7	-	-	21
Purchase of marketable securities, net	-	-	-	-	-	(20)	-	(20)
Other, net	(2)	13	10	-	23	(2)	-	19
Cash Provided by (Used for) Investing Activities	11	(41)	(128)	-	(169)	(32)	-	(190)
Cash Flows from Financing Activities:
Net change in debt	179	(5)	(7)	-	(12)	-	-	167
Purchase of treasury shares	(16)	-	-	-	-	-	-	(16)
Dividends	(28)	-	-	-	-	(15)	15	(28)
Other, net	(42)	(23)	-	-	(23)	(4)	-	(69)
Net change in intercompany balances	(40)	91	(92)	-	(1)	41	-	-
Cash Provided by (Used for) Financing Activities	53	63	(99)	-	(36)	22	15	54
Effect of Exchange Rate Change on Cash	-	-	(1)	-	(1)	4	-	3
Increase in Cash and Cash Equivalents	-	-	-	-	-	11	-	11
Cash and Cash Equivalents at Beginning of Year	3	-	3	-	3	36	-	42
Cash and Cash Equivalents at End of Period	$3	$-	$3	$-	$3	$47	$-	$53

NOTE 11: FAIR VALUE MEASUREMENTS

As described in Note 1: Accounting Policies, we adopted SFAS No. 157, subject to the deferral provisions of FSP No. 157-2, at the beginning of the first quarter fiscal 2009. This standard defines fair value, establishes a framework for measuring fair value and expands disclosure requirements about fair value measurements. SFAS No. 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The fair value hierarchy prescribed by SFAS No. 157 contains three levels as follows:

Level 1 — Unadjusted quoted prices available in active markets for the identical assets or liabilities at the measurement date.

Level 2 — Other observable inputs available at the measurement date, other than quoted prices included in Level 1, either directly or indirectly, including:

●	Quoted prices for similar assets or liabilities in active markets;
●	Quoted prices for identical or similar assets in non-active markets;
●	Inputs other than quoted prices that are observable for the asset or liability; and
●	Inputs derived principally from or corroborated by other observable market data.

Level 3 — Unobservable inputs that cannot be corroborated by observable market data and reflect the use of significant management judgment. These values are generally determined using pricing models for which the assumptions utilize management’s estimates of market participant assumptions.

Assets and Liabilities Measured at Fair Value on a Recurring Basis

The fair value hierarchy requires the use of observable market data when available. In instances where the inputs used to measure fair value fall into different levels of the fair value hierarchy, the fair value measurement has been determined based on the lowest level input significant to the fair value measurement in its entirety. Our assessment of the significance of a particular item to the fair value measurement in its entirety requires judgment, including the consideration of inputs specific to the asset or liability. The following table sets forth by level within the fair value hierarchy, our financial assets and liabilities accounted for at fair value on a recurring basis at March 28, 2009, according to the valuation techniques we used to determine their fair values (in millions):

	Level 1	Level 2	Level 3	Netting (a)	Total
Assets:
Commodity Derivatives	$-	$29	$-	$(24)	$5
Foreign Exchange Forward Contracts	-	2	-	(2)	-
Debt Securities	-	40	66	-	106
Deferred Compensation Assets	2	68	-	-	70
Stock Warrants	-	9	-	-	9
Total Assets	$2	$148	$66	$(26)	$190

Liabilities:
Commodity Derivatives	$-	$87	$-	$(82)	$5
Foreign Exchange Forward Contracts	-	7	-	(2)	5
Interest Rate Swap	-	3	-	(2)	1
Total Liabilities	$-	$97	$-	$(86)	$11

(a) Our derivative assets and liabilities are presented in our Consolidated Condensed Balance Sheets on a net basis. We net derivative assets and liabilities, including cash collateral in accordance with FIN 39-1, when a legally enforceable master netting arrangement exists between the counterparty to a derivative contract and us. At March 28, 2009, we had posted $80 million of cash collateral and held $20 million of cash collateral with various counterparties.

The following table provides a reconciliation between the beginning and ending balance of debt securities measured at fair value on a recurring basis in the table above that used significant unobservable inputs (Level 3) (in millions):

Debt
Securities
Balance at September 27, 2008	$54
Total realized and unrealized gains (losses):
Included in earnings	(4)
Included in other comprehensive income (loss)	(1)
Purchases, issuances and settlements, net	17
Balance at March 28, 2009	$66
Total gains (losses) for the six-month period included in earnings attributable to the change in unrealized gains (losses) relating to
assets and liabilities still held as of March 28, 2009	$(4)

The following methods and assumptions were used to estimate the fair value of each class of financial instrument:

Derivative Assets and Liabilities: Our derivatives, including commodities, foreign exchange forward contracts and interest rate swap, primarily include exchange-traded and over-the-counter contracts which are further described in Note 5: Derivative Financial Instruments. We record our commodity derivatives at fair value using quoted market prices adjusted for credit and non-performance risk and internal models that use as their basis readily observable market inputs including current and forward commodity market prices. Our foreign exchange forward contracts are recorded at fair value based on quoted prices and spot and forward currency prices adjusted for credit and non-performance risk. Our interest rate swap is recorded at fair value based on quoted LIBOR swap rates adjusted for credit and non-performance risk. We classify these instruments in Level 2 when quoted market prices can be corroborated utilizing observable current and forward commodity market prices on active exchanges, observable market transactions of spot currency rates and forward currency prices or observable benchmark market rates at commonly quoted intervals.

Debt Securities: Our investments in marketable debt securities are classified as available-for-sale and are included in Other Assets in the Consolidated Condensed Balance Sheets. These investments, which have maturities ranging up to 48 years, are reported at fair value based on pricing models and quoted market prices adjusted for credit and non-performance risk. We classify our investments in U.S. government and agency debt securities as Level 2 as fair value is generally estimated using discounted cash flow models that are primarily industry-standard models that consider various assumptions, including time value and yield curve as well as other readily available relevant economic measures. We classify certain corporate, mortgage-backed and other debt securities as Level 3 as there is limited activity or less observable inputs into proprietary valuation models, including estimated prepayment, default and recovery rates on the underlying portfolio or structured investment vehicle.

Unrealized holding gains (losses), net of tax, are excluded from earnings and reported in other comprehensive income until the security is settled or sold. On a quarterly basis, we evaluate whether losses related to our available-for-sale securities are temporary in nature. If losses are determined to be other than temporary, the loss would be recognized in earnings. We consider many factors in determining whether a loss is temporary, including the length of time and extent to which the fair value has been below cost, the financial condition and near-term prospects of the issuer and our ability and intent to hold the investment for a period of time sufficient to allow for any anticipated recovery. For the three and six month periods ending March 28, 2009, we recognized $4 million of other than temporary impairments, while no amounts were recognized in the three and six month periods ended March 29, 2008.

Deferred Compensation Assets: We maintain two non-qualified deferred compensation plans for certain executives and other highly compensated employees. Investments are maintained within a trust and include money market, mutual funds and company-owned life insurance policies. We invest the cash surrender value of the company-owned life insurance policies primarily in mutual funds. The investments are recorded at fair value based on quoted market prices adjusted for credit and non-performance risk and are included in Other Assets in the Consolidated Condensed Balance Sheets. We classify the investments which have observable market prices in active markets in Level 1 as these are generally publicly-traded mutual funds. The remaining deferred compensation assets are classified in Level 2, as fair value can be corroborated based on observable market data. Realized and unrealized gains (losses) on deferred compensation are included in earnings.

Stock Warrants: In October 2008, we received eight million warrants to purchase an equivalent amount of Syntroleum Corporation common stock for one cent each in return for our entering into a letter of credit to guarantee all of the Dynamic Fuels’ Gulf Opportunity Zone tax-exempt bonds (see Note 10: Long-Term Debt) including Syntroleum Corporation’s 50 percent ownership portion. These warrants are classified as available-for-sale and expire in October 2012. We record the warrants in Other Assets in the Consolidated Condensed Balance Sheets at fair value based on quoted market prices. We classify the warrants as Level 2 as fair value can be corroborated based on observable market data. Unrealized gains (losses), net of tax, are recorded in other comprehensive income. Realized gains or losses on the sale of the securities and declines in value judged to be other than temporary would be recorded in earnings. In April 2009, we exercised these warrants for eight million shares of Syntroleum Corporation.

Assets and Liabilities Measured at Fair Value on a Nonrecurring Basis

During the six months ended March 28, 2009, we had no significant measurements of assets or liabilities at fair value (as defined in SFAS No. 157) on a nonrecurring basis subsequent to their initial recognition. As indicated in Note 1: Accounting Policies, the aspects of SFAS No. 157 for which the effective date was deferred under FSP No. 157-2 related to nonfinancial assets and liabilities measured at fair value, but recognized or disclosed at fair value on a nonrecurring basis. This deferral applies to such items as nonfinancial assets and liabilities initially measured at fair value in a business combination (but not measured at fair value in subsequent periods) or nonfinancial long-lived asset groups measured at fair value for an impairment assessment. We are currently reviewing the applicability of SFAS No. 157 to our nonfinancial assets and liabilities as well as the potential impact on our consolidated financial statements.

NOTE 12:  CONTINGENCIES

Listed below are certain claims made against the Company and our subsidiaries. In our opinion, we have made appropriate and adequate reserves, accruals and disclosures where necessary, and believe the probability of a material loss beyond the amounts accrued to be remote; however, the ultimate liability for these matters is uncertain, and if accruals and reserves are not adequate, an adverse outcome could have a material effect on the consolidated financial condition or results of operations. We believe we have substantial defenses to the claims made and intend to vigorously defend these cases.

In 2000, the Wage and Hour Division of the U.S. Department of Labor (DOL) conducted an industry-wide investigation of poultry producers, including us, to ascertain compliance with various wage and hour issues. As part of this investigation, the DOL inspected 14 of our processing facilities. On May 9, 2002, the DOL filed a civil complaint styled Elaine L. Chao, Secretary of Labor, United States Department of Labor v. Tyson Foods, Inc. against us in the U.S. District Court for the Northern District of Alabama. The plaintiffs allege in the complaint that we violated the overtime provisions of the federal Fair Labor Standards Act ("FLSA") at our chicken-processing facility in Blountsville, Alabama. Through discovery and trial, the Secretary of Labor sought to require us to compensate all hourly chicken processing workers for pre- and post-shift clothes changing, washing and related activities and for one of two unpaid 30-minute meal periods. The Secretary of Labor sought back wages for all employees at the Blountsville facility for a period of two years prior to the date of the filing of the complaint and an injunction against future violations at that facility and all other chicken processing facilities we operate. The District Court granted the Company’s motion for partial summary judgment in part, ruling that the second meal period is appropriately characterized as non-compensable, and reserved the remaining issues for trial. The jury trial began on February 2, 2009, and concluded with a mistrial on April 13, 2009, when the jury failed to reach a unanimous verdict. The retrial is set to begin on August 18, 2009.

Several private lawsuits are pending against us alleging that we failed to compensate poultry plant employees for all hours worked, including overtime compensation, in violation of the FLSA. These lawsuits include M.H. Fox, et al. v. Tyson Foods, Inc. (Fox), filed on June 22, 1999, in the U.S. District Court for the Northern District of Alabama, and DeAsencio v. Tyson Foods, Inc. (DeAsencio), filed on August 22, 2000, in the U.S. District Court for the Eastern District of Pennsylvania. Each of these matters involves similar allegations that employees should be paid for the time it takes to engage in pre- and post-shift activities such as changing into and out of protective and sanitary clothing, obtaining clothing and walking to and from the changing area, work areas and break areas. The plaintiffs in these lawsuits seek or have sought to act as class representatives on behalf of all current and former employees who were allegedly not paid for time worked and seek back wages, liquidated damages, pre- and post-judgment interest, and attorneys’ fees. In Fox, the District Court denied class certification on November 16, 2006, and ordered the cases of the 10 named plaintiffs in the matter to proceed individually in the home jurisdictions of the named plaintiffs. Two of these cases (Brothers and Hatchett) were tried in November 2007 in Alabama with jury verdicts in favor of the plaintiffs. The District Court entered judgment in the final of these cases (Fox) after the Company made an offer of judgment to Fox, thereby avoiding trial, and also entered an attorneys' fee award to the plaintiffs' attorneys, which we have appealed to the United States Court of Appeals for the Eleventh Circuit. In DeAsencio, plaintiffs appealed a jury verdict and final judgment entered in our favor on June 22, 2006, in the District Court for the Eastern District of Pennsylvania. On September 7, 2007, the U.S. Court of Appeals for the Third Circuit reversed the jury verdict and remanded the case to the District Court for further proceedings. We sought rehearing en banc, which was denied by the Court of Appeals on October 5, 2007. The United States Supreme Court denied our petition for a writ of certiorari on June 9, 2008. The trial date has not been set.

In addition to Fox and DeAsencio, additional private lawsuits were filed against us since the beginning of fiscal 2007 which allege we failed to compensate poultry plant employees for all hours worked, including overtime compensation, in violation of the FLSA. These lawsuits are Sheila Ackles, et al. v. Tyson Foods, Inc. (N. Dist. Alabama, October 23, 2006); McCluster, et al. v. Tyson Foods, Inc. (M. Dist. Georgia, December 11, 2006); Dobbins, et al. v. Tyson Chicken, Inc., et al. (N. Dist. Alabama, December 21, 2006); Buchanan, et al. v. Tyson Chicken, Inc., et al. and Potter, et al. v. Tyson Chicken, Inc., et al. (N. Dist. Alabama, December 22, 2006); Jones, et al. v. Tyson Foods, Inc., et al., Walton, et al. v. Tyson Foods, Inc., et al. and Williams, et al. v. Tyson Foods, Inc., et al. (S. Dist. Mississippi, February 9, 2007); Balch, et al. v. Tyson Foods, Inc. (E. Dist. Oklahoma, March 1, 2007); Adams, et al. v. Tyson Foods, Inc. (W. Dist. Arkansas, March 2, 2007); Atkins, et al. v. Tyson Foods, Inc. (M. Dist. Georgia, March 5, 2007); and Laney, et al. v. Tyson Foods, Inc. and Williams, et al. v. Tyson Foods, Inc. (M. Dist. Georgia, May 23, 2007). Similar to Fox and DeAsencio, each of these matters involves allegations employees should be paid for the time it takes to engage in pre- and post-shift activities such as changing into and out of protective and sanitary clothing, obtaining clothing and walking to and from the changing area, work areas and break areas. The plaintiffs in each of these lawsuits seek or have sought to act as class representatives on behalf of all current and former employees who were allegedly not paid for time worked and seek back wages, liquidated damages, pre- and post-judgment interest, and attorneys’ fees. On April 6, 2007, we filed a motion for transfer of the above named actions for coordinated pretrial proceedings before the Judicial Panel on Multidistrict Litigation. The motion for transfer was granted on August 17, 2007. The cases listed above and five other cases subsequently filed involving the same allegations, Armstrong, et al. v. Tyson Foods, Inc. (W. Dist. Tennessee, January 30, 2008); Maldonado, et al. v. Tyson Foods, Inc. (E. Dist. Tennessee, January 31, 2008); White, et al. v. Tyson Foods, Inc. (E. Dist. Texas, February 1, 2008); Meyer, et al. v. Tyson Foods, Inc. (W. Dist. Missouri, February 2, 2008); and Leak, et al. v. Tyson Foods, Inc. (W. Dist. North Carolina, February 6, 2008), were transferred to the U.S. District Court in the Middle District of Georgia, In re: Tyson Foods, Inc., Fair Labor Standards Act Litigation (“MDL Proceedings”). On January 2, 2008, the Judge in the MDL Proceedings issued a Joint Scheduling and Case Management Order. The Order granted Conditional Class Certification and called for notice to be given to potential putative class members via a third party administrator. The potential class members had until April 18, 2008, to “opt–in” to the class. Approximately 13,800 employees and former employees filed their consents to “opt-in” to the class. The parties are conducting discovery at eight of our facilities and our corporate headquarters in Springdale, Arkansas, through May 18, 2009. Discovery may be conducted at additional facilities in the future. On October 15, 2008, the Judge in the MDL Proceedings denied the plaintiffs’ motion for equitable tolling, which reduces the time period for which the plaintiffs may seek damages. However, in addition to the consents already obtained, the Court allowed plaintiffs to obtain corrected and reaffirmed opt-in consents that were previously filed as part of the Fox action. The deadline for filing these consents was December 31, 2008, and according to the third party administrator, approximately 4,000 reaffirmed consents were filed, some or all of which may be in addition to the approximately 13,800 consents filed previously.

We have pending eleven separate wage and hour actions involving TFM’s plants located in Lexington, Nebraska (Lopez, et al. v. Tyson Foods, Inc., District of Nebraska, June 30, 2006), Garden City and Emporia, Kansas (Garcia, et al. v. Tyson Foods, Inc., Tyson Fresh Meats, Inc., District of Kansas, May 15, 2006), Storm Lake, Iowa (Bouaphakeo (f/k/a Sharp), et al. v. Tyson Foods, Inc., N.D. Iowa, February 6, 2007), Columbus Junction, Iowa (Robinson, et al. v. Tyson Foods, Inc., d/b/a Tyson Fresh Meats, Inc., S.D. Iowa, September 12, 2007) , Joslin, Illinois (Murray, et al. v. Tyson Foods, Inc., C.D. Illinois, January 2, 2008), Dakota City, Nebraska (Gomez, et al. v. Tyson Foods, Inc., District of Nebraska, January 16, 2008), Madison, Nebraska (Acosta, et al. v Tyson Foods, Inc. d.b.a Tyson Fresh Meats, Inc., District of Nebraska, February 29, 2008), Perry and Waterloo, Iowa (Edwards, et al. v. Tyson Foods, Inc. d.b.a Tyson Fresh Meats, Inc., S.D. Iowa, March 20, 2008); Council Bluffs, Iowa (Maxwell (f/k/a

Salazar), et al. v. Tyson Foods, Inc. d.b.a. Tyson Fresh Meats, Inc., S.D. Iowa, April 29, 2008; Logansport, Indiana (Carter, et al. v. Tyson Foods, Inc. and Tyson Fresh Meats, Inc., N.D. Indiana, April 29, 2008); and Goodlettsville, Tennessee (Abadeer v. Tyson Foods, Inc., and Tyson Fresh Meats, Inc., M.D. Tennessee, February 6, 2009). The actions allege we failed to pay employees for all hours worked, including overtime compensation for the time it takes to change into protective work uniforms, safety equipment and other sanitary and protective clothing worn by employees, and for walking to and from the changing area, work areas and break areas in violation of the FLSA and analogous state laws. The plaintiffs seek back wages, liquidated damages, pre- and post-judgment interest, attorneys’ fees and costs. We filed a motion for partial summary judgment in Garcia, based upon an injunction entered in Reich v. IBP, which outlined the types of activities at issue here that are compensable. The District Court of Kansas denied the motion, and we appealed to the Tenth Circuit Court of Appeals, arguing that the District Court’s ruling had the effect of improperly modifying the injunction. On July 23, 2008, we filed a motion to transfer the pending actions to the District of Kansas for consolidated pretrial proceedings. On October 9, 2008, the motion to transfer was denied by the Judicial Panel on Multidistrict Litigation. The effect of this order was that the stays previously entered in the individual actions were lifted and each case has resumed and is proceeding in its original jurisdiction.

On June 19, 2005, the Attorney General and the Secretary of the Environment of the State of Oklahoma filed a complaint in the U.S. District Court for the Northern District of Oklahoma against us, three of our subsidiaries and six other poultry integrators. This complaint was subsequently amended. As amended, the complaint asserts a number of state and federal causes of action including, but not limited to, counts under Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”), Resource Conservation and Recovery Act (“RCRA”), and state-law public nuisance theories. The amended complaint asserts that defendants and certain contract growers who are not named in the complaint polluted the surface waters, groundwater and associated drinking water supplies of the Illinois River Watershed ("IRW") through the land application of poultry litter. Oklahoma asserts that this alleged pollution has also caused extensive injury to the environment (including soils and sediments) of the IRW and that the defendants have been unjustly enriched. Oklahoma's claims cover the entire IRW, which encompasses more than one million acres of land and the natural resources (including lakes and waterways) contained therein. Oklahoma seeks wide-ranging relief, including injunctive relief, compensatory damages in excess of $800 million, an unspecified amount in punitive damages and attorneys' fees. We and the other defendants have denied liability, asserted various defenses, and filed a third-party complaint that asserts claims against other persons and entities whose activities may have contributed to the pollution alleged in the amended complaint. The district court has stayed proceedings on the third party complaint pending resolution of Oklahoma's claims against the defendants. On November 14, 2007, Oklahoma filed a motion under RCRA requesting a preliminary injunction to halt the land application of poultry litter in the IRW. Oklahoma's motion for a preliminary injunction asserted that bacteria from poultry litter are causing an imminent and substantial endangerment to human health and the environment throughout the IRW. A multi-week evidentiary hearing on the preliminary injunction was completed on March 6, 2008. On September 29, 2008, the court entered an order denying the preliminary injunction. On October 17, 2008, Oklahoma filed a notice of appeal of the district court’s denial of the preliminary injunction in the United States Court of Appeals for the Tenth Circuit. Oral arguments in this appeal were presented on March 11, 2009. The Court of Appeals has not issued its ruling. On October 31, 2008, the defendants filed a motion to dismiss for failure to join the Cherokee Nation as a required party or, in the alternative, for judgment as a matter of law based on the plaintiffs' lack of standing. Discovery in Oklahoma's case against defendants is ongoing. Trial is currently scheduled for September 2009.

NOTE 13: PENSIONS AND OTHER POSTRETIREMENT BENEFITS

Components of net periodic benefit cost for the pension and other postretirement benefit plans recognized in the Consolidated Condensed Statements of Income were as follows (in millions):

	Pension Benefits				Other Postretirement
	Qualified		Non-Qualified		Benefits
	Three Months Ended		Three Months Ended		Three Months Ended
	Mar. 28	Mar. 29	Mar. 28	Mar. 29	Mar. 28	Mar. 29
	2009	2008	2009	2008	2009	2008
Service cost	$-	$-	$1	$1	$-	$-
Interest cost	2	1	-	1	-	1
Expected return on plan assets	(1)	(2)	-	-	-	-
Recognized actuarial gain	-	-	-	-	(1)	1
Net periodic benefit cost	$1	$(1)	$1	$2	$(1)	$2

	Pension Benefits				Other Postretirement
	Qualified		Non-Qualified		Benefits
	Six Months Ended		Six Months Ended		Six Months Ended
	Mar. 28	Mar. 29	Mar. 28	Mar. 29	Mar. 28	Mar. 29
	2009	2008	2009	2008	2009	2008
Service cost	$-	$-	$2	$2	$-	$-
Interest cost	3	3	1	1	1	2
Expected return on plan assets	(3)	(4)	-	-	-	-
Recognized actuarial gain	-	-	-	-	(1)	1
Net periodic benefit cost	$-	$(1)	$3	$3	$-	$3

NOTE 14: INCOME TAXES

The effective tax rate for continuing operations was (108.9)% and 35.9% for the second quarter of fiscal years 2009 and 2008, respectively. The effective tax rate was 34.0% and 34.1% for the six months of fiscal years 2009 and 2008, respectively. For the second quarter of fiscal 2009, we changed our method of calculating our interim tax provision. FASB Interpretation No. 18, “Accounting for Taxes in Interim Periods,” requires the calculation of interim period taxes based on the estimated annual effective tax rate, unless the estimated annual effective tax rate cannot be reliably estimated. At the first quarter of fiscal 2009, an annual effective tax rate was estimated and that rate was used to compute the income tax benefit for the quarter. Due to the volatile economy and operating environment of our industry, we have experienced rapidly changing operating conditions and results. This has resulted in a large range in the estimate of the annual effective tax rate. Consequently, in the second quarter of fiscal 2009, we switched from estimating interim period taxes on the annual method to the year-to-date method. The actual year-to-date effective rate for the six months of fiscal 2009 was additionally impacted by such items as state income taxes, tax planning in foreign jurisdictions, general business credits, certain nondeductible and nontaxable items, and state and foreign valuation allowances.

Unrecognized tax benefits were $220 million and $230 million at September 27, 2008 and March 28, 2009, respectively. The amount of unrecognized tax benefits, if recognized, that would impact our effective tax rate was $73 million and $87 million at September 27, 2008 and March 28, 2009, respectively.

We classify interest and penalties on unrecognized tax benefits as income tax expense. At the beginning of fiscal 2009, before tax benefits, we had $67 million of accrued interest and penalties on unrecognized tax benefits. There was no material change to this amount during the six months of fiscal 2009.

As of March 28, 2009, we are subject to income tax examinations for U.S. federal income taxes for fiscal years 1998 through 2007, excluding fiscal years 2001 and 2002, and for foreign, state and local income taxes for fiscal years 2001 through 2007. Within the next twelve months, we do not expect a material change to unrecognized tax benefits.

NOTE 15:  EARNINGS (LOSS) PER SHARE

The following table sets forth the computation of basic and diluted earnings (loss) per share (in millions, except per share data):

	Three Months Ended		Six Months Ended
	March 28, 2009	March 29, 2008	March 28, 2009	March 29, 2008

Numerator:
Income (loss) from continuing operations	$(90)	$3	$(208)	$44
Less Dividends:
Class A ($0.040/share/quarter)	13	12	25	23
Class B ($0.036/share/quarter)	2	2	5	5
Undistributed earnings (losses)	$(105)	$(11)	$(238)	$16

Class A undistributed earnings (losses)	(87)	(9)	(197)	13
Class B undistributed earnings (losses)	(18)	(2)	(41)	3
Total undistributed earnings (losses)	$(105)	$(11)	$(238)	$16

Denominator:
Denominator for basic earnings per share:
Class A weighted average shares	303	280	303	280
Class B weighted average shares, and
shares under if-converted method for
diluted earnings per share	70	70	70	70
Effect of dilutive securities:
Stock options and restricted stock	-	5	-	5
Denominator for diluted earnings per
share – adjusted weighted average
shares and assumed conversions	373	355	373	355

Earnings (Loss) Per Share from Continuing Operations:
Class A Basic	$(0.25)	$0.01	$(0.57)	$0.13
Class B Basic	$(0.22)	$0.01	$(0.51)	$0.12
Diluted	$(0.24)	$0.01	$(0.56)	$0.13
Net Earnings (Loss) Per Share:
Class A Basic	$(0.29)	$(0.02)	$(0.59)	$0.08
Class B Basic	$(0.26)	$(0.01)	$(0.53)	$0.08
Diluted	$(0.28)	$(0.02)	$(0.58)	$0.08

Approximately 26 million and 25 million of our option shares were antidilutive for the three and six months ended March 28, 2009, respectively, and 12 million and 11 million were antidilutive for the three and six months ended March 29, 2008. These shares were not included in the dilutive earnings per share calculation.

We have two classes of capital stock, Class A Common Stock (Class A stock) and Class B Common Stock (Class B stock). Cash dividends cannot be paid to holders of Class B stock unless they are simultaneously paid to holders of Class A stock. The per share amount of cash dividends paid to holders of Class B stock cannot exceed 90% of the cash dividends paid to holders of Class A stock.

We allocate undistributed earnings based upon a 1 to 0.9 ratio per share to Class A stock and Class B stock, respectively. We allocate undistributed earnings based on this ratio due to historical dividend patterns, voting control of Class B stockholders and contractual limitations of dividends to Class B stock.

NOTE 16:  COMPREHENSIVE INCOME (LOSS)

The components of comprehensive income (loss) are as follows (in millions):

	Three Months Ended		Six Months Ended
	March 28, 2009	March 29, 2008	March 28, 2009	March 29, 2008

Net income (loss)	$(104)	$(5)	$(216)	$29
Other comprehensive income, net of tax:
Currency translation adjustment	(20)	4	(94)	9
Currency translation adjustment reclassified
to loss on discontinued operation	(37)	-	(37)	-
Unrealized gain (loss) on investments	3	-	(4)	-
Unrealized loss on investments
reclassified to other income	4	-	4	-
Postretirement benefits reserve adjustment	-	-	(5)	(1)
Net hedging unrealized gain (loss)	(14)	16	(32)	23
Net hedging unrealized (gain) loss
reclassified to earnings	18	1	23	-
Total comprehensive income (loss)	$(150)	$16	$(361)	$60

The related tax effects allocated to the components of comprehensive income are as follows (in millions):

	Three Months Ended		Six Months Ended
	March 28, 2009	March 29, 2008	March 28, 2009	March 29, 2008
Income tax expense (benefit):
Currency translation adjustment	$(1)	$-	$-	$-
Unrealized gain (loss) on investments	-	-	(1)	-
Unrealized loss on investments
reclassified to other income	1	-	1	-
Postretirement benefits reserve adjustment	-	-	5	1
Net hedging unrealized gain (loss)	(9)	11	(20)	15
Net hedging unrealized (gain) loss
reclassified to earnings	11	-	14	-
Total income tax expense (benefit)	$2	$11	$(1)	$16

NOTE 17:  SEGMENT REPORTING

We operate in four segments: Chicken, Beef, Pork and Prepared Foods. We measure segment profit as operating income (loss).

Chicken: Chicken operations include breeding and raising chickens, as well as processing live chickens into fresh, frozen and value-added chicken products and logistics operations to move products through the supply chain. Products are marketed domestically to food retailers, foodservice distributors, restaurant operators and noncommercial foodservice establishments such as schools, hotel chains, healthcare facilities, the military and other food processors, as well as to international markets throughout the world. It also includes sales from allied products and our chicken breeding stock subsidiary.

Beef: Beef operations include processing live fed cattle and fabricating dressed beef carcasses into primal and sub-primal meat cuts and case-ready products. This segment also includes sales from allied products such as hides and variety meats, as well as logistics operations to move products through the supply chain. Products are marketed domestically to food retailers, foodservice distributors, restaurant operators and noncommercial foodservice establishments such as schools, hotel chains, healthcare facilities, the military and other food processors, as well as to international markets throughout the world. Allied products are marketed to manufacturers of pharmaceuticals and technical products.

Pork: Pork operations include processing live market hogs and fabricating pork carcasses into primal and sub-primal cuts and case-ready products. This segment also includes our live swine group, related allied product processing activities and logistics operations to move products through the supply chain. Products are marketed domestically to food retailers, foodservice distributors, restaurant operators and noncommercial foodservice establishments such as schools, hotel chains, healthcare facilities, the military and other food processors, as well as to international markets throughout the world. We sell allied products to pharmaceutical and technical products manufacturers, as well as a limited number of live swine to pork processors.

Prepared Foods:  Prepared Foods operations include manufacturing and marketing frozen and refrigerated food products and logistics operations to move products through the supply chain. Products include pepperoni, bacon, beef and pork pizza toppings, pizza crusts, flour and corn tortilla products, appetizers, prepared meals, ethnic foods, soups, sauces, side dishes, meat dishes and processed meats. Products are marketed domestically to food retailers, foodservice distributors, restaurant operators and noncommercial foodservice establishments such as schools, hotel chains, healthcare facilities, the military and other food processors, as well as to international markets throughout the world.

Information on segments and a reconciliation to income (loss) from continuing operations before income taxes and minority interest are as follows (in millions):

	Three Months Ended				Six Months Ended
	March 28, 2009		March 29, 2008		March 28, 2009		March 29, 2008
Sales:
Chicken	$2,360		$2,158		$4,594		$4,260
Beef	2,419		2,720		5,082		5,581
Pork	844		824		1,722		1,660
Prepared Foods	684		634		1,430		1,311
Total Sales	$6,307		$6,336		$12,828		$12,812

Operating Income (Loss):
Chicken	$(46)		$(45)	(b)	$(332)		$3	(b)
Beef	28		6	(c)	28		(62)	(c)
Pork	29		69	(d)	84		148	(d)
Prepared Foods	19	(a)	24		54	(a)	59
Other	(1)		-		(3)		-
Total Operating Income (Loss)	29		54		(169)		148	(e)

Other Expense, net	72		49		149		81	(f)

Income (Loss) from Continuing Operations before Income Taxes and Minority Interest	$(43)		$5		$(318)		$67

a.	Includes $15 million charge related to the closing of our Ponca City, Oklahoma, processed meats plant.
b.	Includes charges of $13 million related to the closing of our Wilkesboro, North Carolina, cooked products plant and $5 million related to software impairments.
c.	Includes charges of $17 million related to the restructuring of our Emporia, Kansas, operation and $8 million related to the impairment of packaging equipment.
d.	Includes charges of $4 million related to the impairment of packaging equipment.
e.	Includes charges of $6 million related to severance accruals, which were allocated among the segments.
f.	Includes an $18 million non-operating gain related to the sale of an investment.

The Beef segment had sales of $35 million and $33 million in the second quarter of fiscal years 2009 and 2008, respectively, and sales of $70 million and $61 million in the six months of fiscal years 2009 and 2008, respectively, from transactions with other operating segments of the Company. The Pork segment had sales of $108 million and $123 million in the second quarter of fiscal years 2009 and 2008, respectively, and sales of $233 million and $244 million in the six months of fiscal years 2009 and 2008, respectively, from transactions with other operating segments of the Company. The aforementioned sales from intersegment transactions, which were at market prices, were excluded from the segment sales in the above table.